                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                           -------------------------

                                   Form 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934


                                 July 19, 2001
                           -------------------------
                                Date of Report
                       (Date of earliest event reported)


                           DATA CRITICAL CORPORATION
              --------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)

           Delaware                       000-27855                   91-1901482
 ----------------------------      ------------------------      -------------------
 (State or Other Jurisdiction      (Commission File Number)         (IRS Employer
      of Incorporation)                                          Identification No.)

                     19820 North Creek Parkway, Suite 100
                           Bothell, Washington 98011
--------------------------------------------------------------------------------
             (Address of principal executive offices)  (Zip Code)

                                (425) 482-7000
--------------------------------------------------------------------------------
              Registrant's telephone number, including area code

Item 5.  Other Events

     On July 19, 2001, Data Critical Corporation, a Delaware corporation, entered into an Agreement and Plan of Merger with General Electric Company, a New York corporation, and Ether Merger Corp., a Delaware corporation and wholly owned subsidiary of GE. The merger agreement provides that Ether Merger Corp. will merge with and into Data Critical. Data Critical will be the surviving corporation and will become a wholly owned indirect subsidiary of GE. At the effective time of the merger, each outstanding share of Data Critical common stock, other than those for which dissenters' appraisal rights have been properly demanded and perfected in accordance with Delaware law, will be converted into the right to receive $3.75 in cash.

     The closing of the transaction is conditioned upon, among other things, adoption of the merger agreement by the holders of a majority of the outstanding shares of Data Critical common stock, approval from the Federal Communications Commission, or FCC, for transfer of Data Critical's FCC licenses and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     The merger agreement contains customary prohibitions against solicitation and negotiation of competing offers to acquire or merge with Data Critical, with customary protections for the exercise of Data Critical's board of directors of its fiduciary duties to stockholders under applicable law. Data Critical will be required to pay GE a termination fee of $2 million if the merger agreement is terminated under certain circumstances which are described in the merger agreement.

     In connection with the merger agreement, Data Critical and GE entered into a Stock Option Agreement pursuant to which Data Critical granted GE an irrevocable option to purchase, under certain circumstances, up to 3,406,530 authorized and unissued shares of Data Critical common stock at a price per share of $3.75. Data Critical may be required to repurchase from GE any portion of the option that GE has not yet exercised upon the happening of certain events. Under no circumstances can GE realize more than $3.35 million total from the merger agreement termination fee, if any, and the option.

     Also in connection with the execution of the merger agreement, and as an inducement and condition to GE's entering into the merger agreement, stockholders of Data Critical who beneficially own in the aggregate approximately 33% of Data Critical's voting capital stock entered into stockholder agreements, in which they agreed to vote their shares in favor of the merger and to refrain from selling or transferring, or soliciting the sale or transfer of, their shares before the stockholder meeting. The stockholders who have signed this voting agreement are Warburg, Pincus Ventures, L.P., Aether Systems, Inc., Kimberlin Family Partners, Oshkim Limited Partners, Apex Investment Fund II, L.P. and David E. Albert, M.D.

     Also in connection with the merger agreement Data Critical executed an Amendment to the Preferred Share Rights Agreement between Data Critical and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.). This amendment made the provisions of the Data Critical stockholder rights plan inapplicable to the proposed transaction between Data Critical and GE.

     Copies of (1) the merger agreement, (2) the rights plan amendment, (3) the stock option agreement between Data Critical and GE, (3) the form of stockholder agreement and (4) Data Critical's press release announcing the signing of the merger agreement are attached as Exhibits 2.1, 2.2, 2.3, 4.1, and 99.1, respectively, and are incorporated herein by reference. The description of those agreements contained herein is not complete and you should refer to the exhibits for a copy of the actual agreements.

Item 7.  Financial Statements and Exhibits

     (c)  Exhibits

             2.1 Agreement and Plan of Merger, dated as of July 19, 2001, by and among General Electric Company, Ether Merger Corp. and Data Critical Corporation

             2.2 Stock Option Agreement, dated as of July 19, 2001, between Data Critical Corporation and General Electric Company

             2.3 Form of Stockholder Agreement between General Electric Company and certain stockholders of Data Critical Corporation

             4.1 Amendment, dated as of July 19, 2001, to Preferred Share Rights Agreement between Data Critical Corporation and Mellon Investor Services LLC

            99.1 Press Release issued by Data Critical Corporation dated July 19, 2001

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       DATA CRITICAL CORPORATION

Dated:  July 20, 2001                  By       /s/ MICHAEL E. SINGER
                                          --------------------------------------
                                          Michael E. Singer
                                          Executive Vice President and Chief
                                          Financial Officer

                                 EXHIBIT INDEX

Exhibit Number   Description
--------------   -----------
      2.1        Agreement and Plan of Merger, dated as of July 19, 2001, by and among General Electric Company, Ether Merger Corp. and
                 Data Critical Corporation

      2.2 Stock Option Agreement, dated as of July 19, 2001, between Data Critical Corporation and General Electric Company

      2.3 Form of Stockholder Agreement between General Electric Company and certain stockholders of Data Critical Corporation

      4.1 Amendment, dated as of July 19, 2001, to Preferred Share Rights Agreement between Data Critical Corporation and Mellon Investor Services LLC

     99.1        Press Release issued by Data Critical Corporation dated July
                 19, 2001